EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in registration statements Nos. 333-189670, 333-117956 and 333-79391 on Form S-8 and No. 333-156652 on Form S-3 of HopFed Bancorp, Inc. and subsidiaries of our reports dated March 3, 2016, relating to the consolidated balance sheets of HopFed Bancorp, Inc. and subsidiaries as of December 31, 2015 and 2014 and the related consolidated statements of income, comprehensive income (loss), changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015, Annual Report on Form 10-K of HopFed Bancorp, Inc. and subsidiaries.

(signed) Rayburn | Fitzgerald PC Brentwood, Tennessee March 9, 2016